Exhibit 10.6

Effective Date: March 1, 2024

Mary Beth Dooley

Re: 1st Amendment to the Retention Agreement

Dear Mary Beth:

In recognition of your value and expected contributions to Synlogic, Inc. (“the Company”) we are pleased to offer you the following Retention Bonus Agreement (the “Agreement”).

Retention Bonus Amount and Eligibility Conditions

If you (a) remain employed by the Company and continue to provide services at a satisfactory level through November 30, 2024 (the “Termination Date”) and (b) meet the remaining conditions of this paragraph, then you will receive a Retention Bonus in the amount of 75% of your base salary for each month worked on a pro rata basis, paid as a lump sum within thirty (30) days of your Termination Date. If you terminate your employment for any reason prior to November 30, 2024 or the Company terminates your employment for cause, then you shall not be eligible for the Retention Bonus. This bonus will be subject to all federal, state, city or other tax withholdings.

Additional Terms

Nothing in this letter supersedes or in any way modifies any existing agreement(s) between you and the Company including, without limitation, any separation agreement, agreements concerning inventions assignment, protection of confidential information or trade secrets, non-solicitation of customers, clients, business or employee. This Retention Bonus is not intended and shall not be deemed a “wage” under any federal or state wage-hour law.

You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments.

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the Commonwealth of Massachusetts. No provision of this Agreement may be modified, altered or amended, except in a writing signed by both you and an authorized Officer of the Company. The Company may assign or delegate this Agreement or any of its rights or obligations hereunder to a person or entity that is an affiliate of or successor to the Company.

On behalf of Synlogic, I want to thank you in advance for your efforts in helping the Company. Please confirm your understanding and agreement to the terms and conditions of this Agreement by signing and returning the enclosed copy of this letter.

Sincerely,

SYNLOGIC, INC.

By:

/s/ Tony Awad

Name: Tony Awad

Title: Principal Executive Officer

Accepted and Approved:

/s/ Mary Beth Dooley

Name: Mary Beth Dooley

Date: 8/5/2024